Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-279349

CRH SMW FINANCE DESIGNATED ACTIVITY COMPANY

Pricing Term Sheet

$750,000,000 5.200% Guaranteed Notes due 2029

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH SMW Finance Designated Activity Company

Guarantor:	CRH plc

Guarantor Ratings: (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+

Guarantor Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	May 14, 2024

Expected Settlement Date**:	May 21, 2024 (T+5)

Maturity Date:	May 21, 2029

Interest Payment Dates:	May 21 and November 21, beginning November 21, 2024

Interest Record Dates:	May 6 and November 6

Principal Amount:	$750,000,000

Benchmark:	UST 4.625% due April 30, 2029

Benchmark Price / Yield:	100-22 3/4 / 4.463%

Spread to Benchmark:	+75 bps

Yield to Maturity:	5.213%

Coupon:	5.200%

Public Offering Price:	99.943%

Optional Redemption:	Make whole call with T+15 bps; par call 1 month prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12704P AA6 / US12704PAA66

Anticipated Listing:	New York Stock Exchange

Joint Book-Running Managers:	HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Santander US Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC

Clarificatory revision to the preliminary prospectus supplement in respect of the above offering: The reference to “Total CRH plc equity” on page S-12 shall be read to refer to “Total equity”. The preliminary prospectus supplement is otherwise unchanged.

CRH AMERICA FINANCE, INC.

Pricing Term Sheet

$750,000,000 5.400% Guaranteed Notes due 2034

Fully and unconditionally guaranteed by

CRH plc

Issuer:	CRH America Finance, Inc.

Guarantor:	CRH plc

Guarantor Ratings: (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+

Guarantor Ratings Outlooks: (Moody’s / S&P / Fitch)*:	Stable / Stable / Stable

Expected Issue Ratings: (Moody’s / S&P)*:	Baa1 / BBB+

Security Type:	Senior Unsecured Guaranteed Notes

Pricing Date:	May 14, 2024

Expected Settlement Date**:	May 21, 2024 (T+5)

Maturity Date:	May 21, 2034

Interest Payment Dates:	May 21 and November 21, beginning November 21, 2024

Interest Record Dates:	May 6 and November 6

Principal Amount:	$750,000,000

Benchmark:	UST 4.375% due May 15, 2034

Benchmark Price / Yield:	99-13 / 4.449%

Spread to Benchmark:	+100 bps

Yield to Maturity:	5.449%

Coupon:	5.400%

Public Offering Price:	99.626%

Optional Redemption:	Make whole call with T+15 bps; par call 3 months prior to maturity

Change of Control:	101%

CUSIP / ISIN:	12636Y AE2 / US12636YAE23

Anticipated Listing:	New York Stock Exchange

Joint Book-Running Managers:	HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Santander US Capital Markets LLC, TD Securities (USA) LLC, Wells Fargo Securities, LLC

Clarificatory revision to the preliminary prospectus supplement in respect of the above offering: The reference to “Total CRH plc equity” on page S-12 shall be read to refer to “Total equity”. The preliminary prospectus supplement is otherwise unchanged.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to settlement may be required, by virtue of the fact that the securities initially will settle in T+5, to specify any alternate settlement cycle at the time of any such trade to prevent a failed settlement.

The issuers and the guarantor have filed a registration statement (including a preliminary prospectus supplement in respect of each offering and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and applicable preliminary prospectus supplement for the relevant offering and any other documents the relevant issuer and the guarantor have filed with the SEC for more complete information about the relevant issuer, the guarantor and the applicable offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling HSBC Securities (USA) Inc. at + 1-866 811-8049, J.P. Morgan Securities LLC by calling collect +1-212-834-4533, Santander US Capital Markets LLC at + 1-855-403-3636, TD Securities (USA) LLC toll-free at +1-855-495-9846; Wells Fargo Securities, LLC toll-free at +1-800-645-3751.

With respect to the United Kingdom, this announcement is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iv) other persons to whom it may lawfully be communicated, (all such persons together being referred to as “relevant persons”). Any investment will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such investment will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this announcement or any of its contents.

No PRIIPs or UK PRIIPS key information document (KID) has been prepared as not available to retail investors in EEA or the UK.